                                                                    Exhibit 99.2

                             [LOGO] AMERICAN TOWER

FOR IMMEDIATE RELEASE
                                                         ATC Contact: Anne Alter
                                   Vice President of Finance, Investor Relations
                                                       Telephone: (617) 375-7500

          AMERICAN TOWER CORPORATION REPORTS SIGNIFICANT PROGRESS AND
                          FOURTH QUARTER FREE CASH FLOW

   . Achieves free cash flow positive in the fourth quarter 2002, ending the quarter with $127 million of cash and cash equivalents
   . EBITDA before restructuring excluding approximately $4 million of net, non-recurring positive items increased 25% to $90.2 million from $72.4 million in the fourth quarter 2001
   . Cash provided by operating activities increased to $105 million for the full year 2002 from $26 million in 2001
   . Net loss of $52.4 million in the fourth quarter 2002 decreased from $149.7 million in the fourth quarter 2001

BOSTON, MASSACHUSETTS - FEBRUARY 24, 2003 - American Tower Corporation (NYSE:
AMT) today reported increases in EBITDA ("loss from operations before depreciation and amortization and impairments and net loss on sale of long-lived assets, plus interest income TV Azteca, net"), EBITDA before restructuring expense, tower cash flow ("rental and management revenue less rental and management operating expenses plus interest income TV Azteca, net") and cash provided by operating activities for the quarter ended and full year ended December 31, 2002 as compared to the same periods in the prior year.

For the three months ended December 31, 2002, revenues decreased to $208.1 million, from $224.0 million for the three months ended December 31, 2001. Loss from continuing operations before extraordinary loss and cumulative effect of change in accounting principle decreased to $46.8 million, or $0.24 per share, for the three months ended December 31, 2002 from $137.2 million, or $0.70 per share, for the same period in 2001. Net Loss decreased to $52.4 million, or $0.27 per share, for the three months ended December 31, 2002 from $149.7 million, or $0.77 per share, for the same period in 2001.

EBITDA increased to $90.6 million for the three months ended December 31, 2002 from $67.2 million for the same period in 2001. EBITDA before restructuring increased to $94.2 million for the three months ended December 31, 2002 from $72.4 million for the same period in 2001. Tower cash flow increased to $95.9 million for the three months ended December 31, 2002 from $70.2 million for the same period in 2001. The Company generated Free Cash Flow ("EBITDA before restructuring expense less interest expense and capital expenditures incurred") of $10 million for the three months ended December 31, 2002. The three months ended December 31, 2002 was the first quarter in which the Company attained positive Free Cash Flow.

For the full year ended December 31, 2002, revenues increased to $788.4 million, from $785.2 million for the full year ended December 31, 2001. Loss from continuing operations before extraordinary loss and cumulative effect of change in accounting principle decreased to $314.8 million, or $1.61 per share, for the full year ended December 31, 2002 from $389.9 million, or $2.04 per share, for the full year 2001. Net Loss, including a $562.6 million cumulative effect of change in accounting principle, increased to $1.1 billion, or $5.84 per share, for the full year ended December 31, 2002 from $450.1 million, or $2.35 per share, for the full year 2001. As of January 1, 2002, the Company adopted the provisions of SFAS No. 142 "Goodwill and Other Intangible Assets" (SFAS 142). Accordingly, the Company ceased amortizing

                                  (Continued)
goodwill on January 1, 2002. The adoption of SFAS 142 reduced amortization expense in continuing and discontinued operations by approximately $24.0 million for the three months ended December 31, 2002 and $96.0 million for the year ended December 31, 2002.

EBITDA increased to $315.3 million for the full year ended December 31, 2002 from $235.2 million for the full year 2001. EBITDA before restructuring increased to $325.9 million for the full year ended December 31, 2002 from $240.4 million for the full year 2001. Tower cash flow increased to $334.3 million for the full year ended December 31, 2002 from $237.9 million for the full year 2001.

Results for the three months and full year ended December 31, 2002 include approximately $4 million of net, non-recurring positive items, primarily resulting from a lease buyout from a customer.

Steve Dodge, American Tower's Chairman and Chief Executive Officer, stated, "2002 was a year of operational and strategic execution. Throughout the year, we stated that we would continue to deliver solid tower performance and margin expansion; execute and complete comprehensive operational initiatives; and execute certain strategic transactions, including the sale of certain service companies, a plan for the separation of Verestar and the resolution of the October 2003 putable convert. We believe we have delivered on all of these commitments.

"In the face of a very challenging telecom market, we continue to experience steady organic growth in our tower rental business. Our organic same tower revenue and cash flow growth, which represent the increase in revenue and cash flow on the towers we owned at both the end of the fourth quarter 2002 and the beginning of the fourth quarter 2001, are a strong 15% and 22%, respectively.

"In November 2001, we said we would accelerate the process of shifting our focus from acquisitions and development activities to operational execution. During 2002 we simplified and streamlined the organization, moving from five regions and twenty areas to three regions and ten areas, we pulled our lease processing and accounting operations out of the regions and centralized them, and we integrated our construction unit and tower operations unit into one. These activities resulted in a significant increase in productivity per employee, sharply improved margin performance, and faster and more consistent delivery on behalf of customers. Notably, we also significantly tightened our return criteria for new builds, resulting in greatly reduced capital spending.

"In addition, we announced a series of strategic transactions which have significantly improved the company's overall asset mix. To date, we have announced or closed the sale of approximately $200 million of non-core assets and have announced our intention to divest additional non-core assets, including our Verestar subsidiary, over the course of 2003. We also announced that we would be using $100 million of proceeds from our asset sales to acquire strategic tower assets. As a result of these initiatives, we have improved the quality of our cash flow by downsizing or eliminating our more volatile businesses and investing selectively in high return, tower assets.

"As a result of our solid tower performance and related initiatives, we have reduced our leverage by nearly three full turns over the course of 2002. Importantly, we were able to meet our internal goal of achieving Free Cash Flow in the fourth quarter, one quarter earlier than forecast. Finally, as a result of our new financing and subsequent bank amendment the October 2003 putable convert's days are numbered.

"Good people make good things happen, and I'd like to acknowledge the fine work of our senior team and of our managers and employees throughout the company. I am betting on this group to keep delivering."

OPERATING HIGHLIGHTS

As noted above, results for the three months and full year ended December 31, 2002 include approximately $4 million of net, non-recurring positive items, primarily resulting from a lease buyout. The following metrics are presented excluding the $4 million of net, non-recurring positive items to facilitate period to period operational comparisons.

                                  (Continued)

Organic same tower revenue and cash flow growth in the fourth quarter 2002 on the 12,199 North American towers owned as of the beginning of the fourth quarter 2001 and the end of the fourth quarter 2002 was 15% and 22%, respectively. Annualized lease-up activity on the 13,007 wireless towers owned at the beginning and the end of the fourth quarter 2002 was 0.22 broadband equivalent
(BBE) tenants per tower, excluding contractual step downs in certain paging contracts and the effect of the lease buyout included in the net, non-recurring positive items described above. Our BBE lease-up is calculated net of churn, excludes anchor tenants on build-to-suit towers and contractual escalators, and does not consider the growth on broadcast towers.

Tower cash flow increased 31% to $91.9 million and margins improved to 63.4%, a 692 basis point increase from the same period in 2001. On a sequential basis, tower cash flow increased $6.3 million and margins improved approximately 190 basis points in the fourth quarter 2002 from the third quarter 2002. The incremental margin expansion was achieved through a combination of organic revenue growth and active management of costs.

Free Cash Flow was $6 million in the fourth quarter 2002.

ASSET TRANSACTIONS

On page 11 of this release, the Company has provided a schedule of its publicly announced strategic transactions. The Company is continuing to pursue strategic divestitures of non-core assets and anticipates additional strategic activity in the first quarter 2003 and beyond.

FINANCING HIGHLIGHTS

In January 2003, the Company and its subsidiary, American Tower Escrow Corporation ("Escrow Corporation"), completed an approximately $420 million offering, consisting of 12.25% senior subordinated discount notes of Escrow Corporation and warrants to purchase class A common stock of the Company. The purpose of the financing was to refinance a portion of our outstanding indebtedness under our credit facilities by prepaying a portion of our outstanding term loans and replacing a portion of the revolving loan capacity, and to obtain bank consent to enable the Company to fund purchases of its 2.25% convertible notes due 2009.

In February 2003, the Company successfully amended its credit facilities to allow the Company to consummate the merger of Escrow Corporation with American Towers, Inc. and to use the proceeds from the offering to repurchase the 2.25% convertible notes. In connection with the amendment, the Company will prepay $200 million of term loans under the credit facilities and reduce the revolving loan commitments thereunder by $225 million to $425 million. The credit facilities also were amended to modify and add certain provisions.

The Company (upon consummation of the merger described above which is expected to occur later this month) has the right to use $217 million to pay, repurchase, redeem, or retire the 2.25% convertible notes. If the put option of the holders of the 2.25% convertible notes is satisfied by other means or if it is not exercised in full by the holders, the Company may use any remaining funds to pay, repurchase, redeem, or retire any convertible or senior notes of the Company until June 30, 2004. If the Company has not completely utilized the $217 million for convertible and senior note purchases by June 30, 2004, the Company will be required to apply any remaining cash to prepayments of the term loans under its credit facilities.

As of December 31, 2002, the Company had $127 million in cash and had not drawn on its revolving loan facility since April, 2002. Based on the financial covenants of the amended credit facilities, the Company has the ability to draw the entire undrawn portion of its $425 million revolving loan. The undrawn and available portion amounts to $246 million, which is the $425 million total less $160 million outstanding on the revolving loan less $19 million in outstanding letters of credit. Combined with cash on hand as of December 31, 2002, the Company had a total of $373 million in total liquidity, pro forma for the credit facilities amendment.

                                  (Continued)

QUARTERLY AND FULL YEAR 2003 OUTLOOK

On page 12 of this release, the Company has provided its 2003 outlook on a full year and quarterly basis for each its two operating segments.

The Company anticipates a solid lease-up environment in 2003 with revenue growth rates of 10% to 14%. Also, the Company has adjusted its Rental and Management outlook to reflect fourth quarter 2002 actual results.

The Company has adjusted its revenue and cash flow outlook for Services to better reflect current business trends.

The Company maintains its expectation for total capital expenditures incurred of between $50 million and $75 million. Rental and Management capital expenditures incurred are expected to range from $45 million to $65 million, including $20 million to $35 million for constructing 100 to 150 new wireless towers, and $25 million to $30 million for tower maintenance and augmentation. Services and Corporate capital expenditures incurred are expected to range from $2 million to $5 million and Verestar capital expenditures incurred are expected to range from $3 to $5 million.

CONFERENCE CALL INFORMATION

American Tower will host a conference call today at 11:00 a.m. Eastern to discuss quarterly results and the Company's outlook for quarterly 2003 and full year 2003. The call will be hosted by Brad Singer, Chief Financial Officer, who will be joined by Steve Dodge, Chief Executive Officer, Jim Taiclet, President, and other executive officers. The dial-in numbers are US/Canada: 800-603-0809, international: 706-643-3257, no access codes required. A replay of the call will be available from 2:00 p.m. Eastern Monday, February 24, 2003 until 12:00 a.m. Eastern Monday, March 3, 2003. The replay dial-in numbers are US: 800-642-1687, and international: 706-645-9291, access code 7743718. American Tower will also sponsor a live simulcast of the call on its web site, http://investor.americantower.com. A replay of the call will be available on the web site shortly after the conclusion of the call.

American Tower is the leading independent owner, operator and developer of broadcast and wireless communications sites in North America. Giving effect to pending transactions, American Tower operates approximately 15,000 sites in the United States, Mexico, and Brazil, including approximately 300 broadcast tower sites. Of the 15,000 sites, approximately 14,000 are owned or leased towers and approximately 1,000 are managed and lease/sublease sites. Based in Boston, American Tower has regional hub offices in Boston, Atlanta, Chicago and Mexico City. For more information about American Tower Corporation and its subsidiary Verestar, Inc., please visit our web sites www.americantower.com and www.verestar.com.

ABOUT EBITDA, EBITDA BEFORE RESTRUCTURING, TOWER CASH FLOW AND FREE CASH FLOW

We do not consider EBITDA, EBITDA before restructuring, tower cash flow and free cash flow as substitutes for other measures of profitability or liquidity determined in accordance with generally accepted accounting principles (GAAP) in the United States, such as operating income or cash flows from operating activities. EBITDA, EBITDA before restructuring tower cash flow and free cash flow are not calculated in accordance with GAAP: however, we have included them in this release as additional information because they are commonly used in the communications site industry as a measure of a company's operating performance. More specifically, we believe they can assist in comparing company performances on a consistent basis without regard to depreciation and amortization. Our concern is that depreciation and amortization can vary significantly among companies depending on accounting methods, particularly where acquisitions or non-operating factors including historical cost bases are involved. Notwithstanding the foregoing, our measure of EBITDA, EBITDA before restructuring, tower cash flow and free cash flow may not be comparable to similarly titled measures of other companies. Our results under GAAP are set forth in the financial statements attached to this release.

                                  (Continued)

This press release contains "forward-looking statements" concerning our goals, beliefs, expectations, strategies, objectives, plans, future operating results and underlying assumptions, and other statements that are not necessarily based on historical facts. Actual results may differ materially from those indicated in our forward-looking statements as a result of various important factors, including: (1) a decrease in demand for tower space, which would materially and adversely affect our operating results; (2) continuation of the current U.S. economic slowdown, which could materially and adversely affect our business; (3) our substantial leverage and debt service obligations may adversely affect our operating results by restricting our ability to allocate capital to income producing assets; (4) restrictive covenants in our credit facilities and our senior and convertible notes could adversely affect our business by further limiting our flexibility; (5) if our wireless service provider customers consolidate or merge with each other to a significant degree, our growth, our revenue and our ability to generate positive cash flows could be adversely affected; (6) due to the long-term expectations of revenue from tenant leases, we are dependent on the creditworthiness of our tenants; (7) if we issue a significant amount of equity securities, the trading price for our shares of Class A Common Stock could be adversely affected; (8) operations in foreign countries could lead to expropriations, government regulations, funds inaccessibility, foreign exchange exposure and management problems; and (9) new technologies could make our tower antenna leasing services less desirable to potential tenants and result in decreasing revenues. For other important factors that may cause actual results to differ materially from those indicated in our forward-looking statements, we refer you to the information under the caption entitled "Business Factors That May Affect Future Results" in our Form 10-Q for the quarter ended September 30, 2002, which we incorporate herein by reference. We undertake no obligation to update the information contained in this press release to reflect subsequently occurring events or circumstances.

                                  (Continued)

[LOGO]
AMERICAN TOWER

UNAUDITED CONDENSED
CONSOLIDATED STATEMENTS OF OPERATIONS                                          Three Months Ended           Twelve Months Ended
(In thousands, except per share data)                                             December 31,                  December 31,
                                                                           --------------------------    --------------------------
                                                                               2002           2001           2002           2001
                                                                           -----------    -----------    -----------    -----------
REVENUES:
       Rental and management                                               $   149,006    $   124,282    $   548,923    $   435,302
       Network development services                                             59,044         99,726        239,497        349,848
                                                                           -----------    -----------    -----------    -----------
            Total operating revenues                                           208,050        224,008        788,420        785,150
                                                                           -----------    -----------    -----------    -----------
OPERATING EXPENSES:
       Rental and management                                                    56,597         57,721        228,519        211,811
       Network development services                                             54,109         88,341        217,690        312,926
       Depreciation and amortization (A)                                        81,549         96,827        316,876        346,020
       Corporate general and administrative expense                              5,405          7,591         24,349         26,478
       Restructuring expense                                                     3,674          5,236         10,638          5,236
       Development expense                                                       1,232          1,592          5,896          7,895
       Impairments and net loss on sale of long-lived assets                     6,222         74,260         90,734         74,260
                                                                           -----------    -----------    -----------    -----------
            Total operating expenses                                           208,788        331,568        894,702        984,626
                                                                           -----------    -----------    -----------    -----------
LOSS FROM OPERATIONS                                                              (738)      (107,560)      (106,282)      (199,476)
                                                                           -----------    -----------    -----------    -----------
OTHER INCOME (EXPENSE):
       Interest income, TV Azteca, net                                           3,524          3,630         13,938         14,377
       Interest income                                                             945          4,638          3,514         28,622
       Interest expense                                                        (62,694)       (68,255)      (255,645)      (267,825)
       Loss on investments and other expense                                      (908)        (8,743)       (25,579)       (38,797)
       Loss on term loan cancellation                                                                         (7,231)
       Note conversion expense                                                                                              (26,336)
       Minority interest in net earnings of subsidiaries                          (745)          (302)        (2,118)          (318)
                                                                           -----------    -----------    -----------    -----------
            Total other expense                                                (59,878)       (69,032)      (273,121)      (290,277)
                                                                           -----------    -----------    -----------    -----------

LOSS FROM CONTINUING OPERATIONS BEFORE  INCOME TAXES                           (60,616)      (176,592)      (379,403)      (489,753)
INCOME TAX BENEFIT                                                              13,859         39,372         64,634         99,875
                                                                           -----------    -----------    -----------    -----------
LOSS FROM CONTINUING OPERATIONS BEFORE EXTRAORDINARY LOSS
       AND CUMULATIVE EFFECT OF CHANGE IN ACCOUNTING PRINCIPLE                 (46,757)      (137,220)      (314,769)      (389,878)

LOSS FROM DISCONTINUED OPERATIONS, NET (B)                                      (5,687)       (12,489)      (263,427)       (60,216)

EXTRAORDINARY LOSS ON EXTINGUISHMENT OF
       DEBT, NET OF INCOME TAX BENEFIT OF $573                                                                (1,065)
                                                                           -----------    -----------    -----------    -----------

LOSS BEFORE CUMULATIVE EFFECT OF CHANGE IN ACCOUNTING
       PRINCIPLE                                                               (52,444)      (149,709)      (579,261)      (450,094)

CUMULATIVE EFFECT OF CHANGE IN ACCOUNTING PRINCIPLE, NET OF
       INCOME TAX BENEFIT OF $14,438 (A)                                                                    (562,618)
                                                                           -----------    -----------    -----------    -----------
NET LOSS                                                                   $   (52,444)   $  (149,709)   $(1,141,879)   $  (450,094)
                                                                           ===========    ===========    ===========    ===========

BASIC AND DILUTED NET LOSS PER COMMON SHARE AMOUNTS
       Loss from continuing operations before extraordinary loss
            and cumulative effect of change in accounting principle        $     (0.24)   $     (0.70)   $     (1.61)   $     (2.04)
       Discontinued operations                                                   (0.03)         (0.07)         (1.34)         (0.31)
       Extraordinary loss                                                                                      (0.01)
       Cumulative effect of change in accounting principle                                                     (2.88)
                                                                           -----------    -----------    -----------    -----------
BASIC AND DILUTED NET LOSS PER COMMON SHARE                                $     (0.27)   $     (0.77)   $     (5.84)   $     (2.35)
                                                                           ===========    ===========    ===========    ===========

WEIGHTED AVERAGE COMMON SHARES OUTSTANDING                                     195,601        195,164        195,454        191,586
                                                                           ===========    ===========    ===========    ===========

OTHER OPERATING DATA
(In thousands)
EBITDA (C)                                                                 $    90,557    $    67,157    $   315,266    $   235,181
                                                                           ===========    ===========    ===========    ===========

EBITDA, before restructuring expense (C)                                   $    94,231    $    72,393    $   325,904    $   240,417
                                                                           ===========    ===========    ===========    ===========

                                  (Continued)

NOTES TO CONSOLIDATED STATEMENTS OF OPERATIONS

(A) As of January 1, 2002, the Company adopted the provisions of SFAS No. 142 "Goodwill and Other Intangible Assets" (SFAS 142). Accordingly, the Company ceased amortizing goodwill on January 1, 2002. The adoption of SFAS 142 reduced amortization expense in continuing and discontinued operations by approximately $24.0 million for the three months ended December 31, 2002 and $96.0 million for the year ended December 31, 2002. In addition, the adoption of SFAS 142 resulted in the Company recognizing a $577.0 million (before giving effect to an income tax benefit of $14.4 million) non-cash charge related to goodwill impairment within our Satellite and Fiber Network Access Services segment ($189.2 million) and our Network Development Services segment ($387.8 million).

(B) During 2002, the Company committed to the disposal of its entire Satellite and Fiber Network Access Services segment and certain components within its Rental and Management and Services segments. Accordingly, the above statements of operations have been adjusted to reflect the results of these operations as discontinued operations.

(C) Defined as loss from operations before depreciation and amortization and impairments and net loss on sale of long-lived assets, plus interest income, TV Azteca, net.

     The reconciliation of loss from operations to EBITDA is as follows:

                                                                         Three Months Ended             Twelve Months Ended
                                                                           December 31,                    December 31,
                                                                    ----------------------------    ----------------------------
                                                                        2002            2001            2002            2001
                                                                    ------------    ------------    ------------    ------------
     Loss from operations                                            $     (738)     $ (107,560)     $ (106,282)     $ (199,476)

     Depreciation and amortization                                       81,549          96,827         316,876         346,020
     Impairments and net loss on sale of long-lived assets                6,222          74,260          90,734          74,260
     Interest income, TV Azteca, net                                      3,524           3,630          13,938          14,377
                                                                    ------------    ------------    ------------    ------------
     EBITDA                                                              90,557          67,157         315,266         235,181
                                                                    ------------    ------------    ------------    ------------
     Restructuring expense                                                3,674           5,236          10,638           5,236
                                                                    ------------    ------------    ------------    ------------
     EBITDA, before restructuring expense                            $   94,231      $   72,393      $  325,904      $  240,417
                                                                    ============    ============    ============    ============

                                   (Continued)

[LOGO]
AMERCIAN TOWER

UNAUDITED CONDENSED
CONSOLIDATED BALANCE SHEETS
(In thousands)                                                                       December 31,       December 31,
                                                                                         2002               2001
                                                                                    --------------     --------------
ASSETS
Current Assets:
Cash and cash equivalents                                                           $    127,292        $    35,958
Restricted cash                                                                                              94,071
Accounts receivable, net of allowance for doubtful accounts                               83,177            182,612
Other current assets                                                                     100,970            209,566
Assets held for sale                                                                     234,724
                                                                                    --------------     --------------
                Total current assets                                                     546,163            522,207
                                                                                    --------------     --------------
Property and equipment, net                                                            2,734,885          3,287,573
Goodwill and other intangible assets, net                                              1,745,504          2,507,911
Deferred income taxes                                                                    369,349            245,215
Other long-term assets                                                                   262,130            266,817
                                                                                    --------------     --------------
                Total                                                               $  5,658,031        $ 6,829,723
                                                                                    ==============     ==============

LIABILITIES AND STOCKHOLDERS' EQUITY
Current Liabilities:

Accounts payable and accrued expenses                                               $    124,340        $   214,539
Accrued interest                                                                          63,611             59,492
Convertible notes - 2.25%                                                                210,899
Current portion of long-term obligations (excluding 2.25% notes)                          59,243             12,585
Other current liabilities                                                                 47,123             56,098
Liabilities held for sale                                                                165,006
                                                                                    --------------     --------------
                Total current liabilities                                                670,222            342,714
                                                                                    --------------     --------------
Long-term obligations                                                                  3,194,537          3,549,375
Other long-term liabilities                                                               37,382             54,501
                                                                                    --------------     --------------
                Total liabilities                                                      3,902,141          3,946,590
                                                                                    --------------     --------------

Minority interest in subsidiaries                                                         15,567             13,937
                                                                                    --------------     --------------

STOCKHOLDERS' EQUITY:
Class A Common Stock                                                                       1,856              1,851
Class B Common Stock                                                                          79                 80
Class C Common Stock                                                                          23                 23
Additional paid-in capital                                                             3,642,019          3,639,510
Accumulated deficit                                                                   (1,887,030)          (745,151)
Accumulated other comprehensive loss                                                      (5,564)           (16,057)
Note receivable                                                                           (6,720)            (6,720)
Treasury stock                                                                            (4,340)            (4,340)
                                                                                    --------------     --------------
       Total stockholders' equity                                                      1,740,323          2,869,196
                                                                                    --------------     --------------
                Total                                                               $  5,658,031        $ 6,829,723
                                                                                    ==============     ==============

                                   (Continued)

[LOGO]
AMERICAN TOWER

UNAUDITED CONDENSED
CONSOLIDATED STATEMENTS OF CASH FLOWS                                                              Twelve Months Ended
(In thousands)                                                                                         December 31,
                                                                                            ----------------------------------
                                                                                                 2002                2001
                                                                                            ---------------     --------------
CASH FLOWS PROVIDED BY OPERATING ACTIVITIES:
   Net loss                                                                                  $ (1,141,879)       $   (450,094)
   Cumulative effect of change in accounting principle (non-cash)                                 562,618
   Other non-cash items reflected in statement of operations                                      660,136             494,106
   Decrease (increase) in assets                                                                   55,996             (61,255)
   (Decrease) increase in liabilities                                                             (31,722)             43,313
                                                                                             ------------        ------------
Cash provided by operating activities                                                             105,149              26,070
                                                                                             ------------        ------------

CASH FLOWS USED FOR INVESTING ACTIVITIES:
   Payments for purchase of property and equipment and construction activities                   (180,497)           (568,158)
   Payments for acquisitions, net of cash acquired                                                (56,361)           (812,782)
   Proceeds from sale of businesses and other long-term assets                                    109,353
   Deposits, investments and other long-term assets                                                12,248             (64,363)
                                                                                             ------------        ------------
Cash used for investing activities                                                               (115,257)         (1,445,303)
                                                                                             ------------        ------------

CASH FLOWS PROVIDED BY FINANCING ACTIVITIES:
   Borrowings under credit facilities                                                             160,000             181,500
   Proceeds from senior notes offering                                                                              1,000,000
   Repayment of credit facilities and other long-term obligations                                (148,270)            (81,133)
   Net proceeds from equity offerings, stock options and employee stock purchase plan               1,305             366,671
   Deferred financing costs, restricted cash and other                                             88,407             (93,885)
                                                                                             ------------        ------------
Cash provided by financing activities                                                             101,442           1,373,153
                                                                                             ------------        ------------

NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS                                               91,334             (46,080)
CASH AND CASH EQUIVALENTS, BEGINNING OF PERIOD                                                     35,958              82,038
                                                                                             ------------        ------------
CASH AND CASH EQUIVALENTS, END OF PERIOD                                                     $    127,292        $     35,958
                                                                                             ============        ============

CASH PAID FOR INCOME TAXES                                                                   $      1,640        $      3,349
                                                                                             ============        ============
CASH PAID FOR INTEREST                                                                       $    251,705        $    243,856
                                                                                             ============        ============

                                  (Continued)

[LOGO]
AMERICAN TOWER

UNAUDITED SUPPLEMENTAL INFORMATION

      SELECTED CAPITAL EXPENDITURE DETAIL                                                        Three Months Ended
      (in millions)                                                                               December 31, 2002
                                                                                             ------------------------
      CAPITAL EXPENDITURES INCURRED
          Wireless tower construction                                                        $                      7
          Broadcast tower construction                                                                              5
          Maintenance/Improvements                                                                                  3
          Land                                                                                                      0
          Services                                                                                                  0
          Verestar                                                                                                  5
          Corporate                                                                                                 1
                                                                                             ------------------------
                 Total Capital Expenditures                                                  $                     21
                                                                                             ------------------------

      SELECTED BALANCE SHEET DETAIL                                                                December 31,
      (in millions)                                                                                    2002
                                                                                             ------------------------
      LIQUIDITY
          Total cash balance                                                                 $                    127
          Available borrowings/(a)/                                                                               246
                                                                                             ------------------------
                 Total Liquidity                                                             $                    373
                                                                                             ------------------------
      LONG TERM OBLIGATIONS BREAKOUT, INCLUDING CURRENT PORTION
          Revolving line of credit                                                           $                    160
          Term loan A                                                                                             850
          Term loan B                                                                                             500
          9.375% Senior notes, due 2009                                                                         1,000
          6.25% Convertible bond, due 2009                                                                        213
          2.25% Discounted convertible bond, due 2009                                                             211
          5.00% Convertible bond, due 2010                                                                        450
          Capital leases                                                                                           47
          Other                                                                                                    34
                                                                                             ------------------------
                 Total Long Term Obligations                                                 $                  3,465
                                                                                             ------------------------
      SHARES OUTSTANDING                                                                                        195.8

      SELECTED TOWER PORTFOLIO DETAIL                                                            Three Months Ended
                                                                                                  December 31, 2002
                                                                                             ------------------------
      BBE per tower/(b)/                                                                                          2.0
      BBE lease-up/(b)/                                                                                          0.22
      Same tower revenue growth/(c)/                                                                               15%
      Same tower cash flow growth/(c)/                                                                             22%
                                                  --------------------------------------------------------------------------------
      ACTIVE TOWER COUNTS                           Owned Wireless Towers  Broadcast Towers  Managed or Lease/Sublease   Total
                                                  --------------------------------------------------------------------------------
          Beginning Balance, 10/1/02                              13,154               334                       930       14,418
          New Construction                                            56                 4                                     60
          Acquisitions                                               193                                          51          244
          Reductions                                                (147)               (2)                                  (149)
                                                  --------------------------------------------------------------------------------
                 Ending Balance, 12/31/02                         13,256               336                       981       14,573
                                                  --------------------------------------------------------------------------------

/(a)/ Available borrowings under Revolving Loan based on most restrictive covenant as amended as of 2/24/03, adjusted for outstanding letters of credit of $19 million.
/(b)/ BBE (Broadband Equivalent, assumes $1,500 in monthly rent) per tower includes U.S., Mexico and Brazil Owned Wireless Towers.
/(c)/ Same tower revenue and cash flow growth include U.S. and Mexico owned wireless and broadcast towers.

                                  (Continued)

[LOGO]
AMERICAN TOWER
AMERICAN TOWER CORPORATION FINANCIAL SUMMARY
February 24, 2003
(In Millions, Except Per Share Data)

ANNOUNCED STRATEGIC TRANSACTIONS/(1)/                                        Date
                                                                           Announced         Status        Proceeds
                                                                           ---------         ------        --------
Sources of Proceeds
-------------------
    MTS Wireless Components /(2)/                                          08-Aug-02         Closed             $ 30
    Corporate Headquarters Building /(3)/                                  08-Nov-02         Closed               68
    Remaining Service Components Business                                  10-Dec-02         Closed               41
    12/10/02 Announced Real Estate Asset Sale                              10-Dec-02         Signed               11
    Maritime Telecommunications Network (MTN)/(4)/                         06-Jan-03         Closed               26
    Non-Core Tower and Real Estate Asset Sales                              Various          Closed               25
                                                                                                          ----------
           Total                                                                                                $201

Uses of Proceeds
----------------
    NII Holdings, Inc. Tower Acquisition                                   10-Dec-02      Pending /(5)/         $100
    Retirement of Corporate Headquarters Building Debt /(3)/               08-Nov-02         Closed               38
    Debt prepayment from MTN proceeds                                      06-Jan-03         Closed               25
                                                                                                          ----------
           Total                                                                                                $163

                                                                                                          ----------
Incremental Available Cash and Cash Flow from Announced Transactions                                            $ 38
--------------------------------------------------------------------
                                                                                                          ==========

(1) Excludes approximately $50 million of additional non-core asset sales that the Company expects by mid-2003.
(2) Approximately $23 million of the $30 million of proceeds from the MTS Wireless Components transaction have been received to date. The remaining $7 million are in notes receivable expected to be received in 2003.
(3)  Elimination of $38 million real estate debt and $30 million cash proceeds.
(4) Proceeds for the remainder of Verestar are estimated at up to $20 million and would also include the elimination of $120 million of capital leases. Pending the terms of the final disposition, the Company may have financial guarantees of up to $12 million for Verestar contractual obligations.
(5) $50 million of the $100 million of NII Holdings tower had been closed as of February 24, 2003.

                                   (Continued)

[LOGO]
AMERICAN TOWER

AMERICAN TOWER CORPORATION FINANCIAL SUMMARY
February 24, 2003
(In Millions, Except Per Share Data)

QUARTERLY AND FULL YEAR 2003 OUTLOOK

The following estimates are based on a number of assumptions that management believes to be reasonable, and reflect the Company's expectations as of February 24, 2003. Company outlook is based on assumptions about the number of new builds constructed, tenant lease-up and the timing of tower closings. Please refer to the cautionary language included in this press release when considering this information. The Company undertakes no obligation to update this information.

"Cash flow" is defined as segment revenues less segment operating expenses before depreciation and amortization, development expense, restructuring expense, corporate general and administrative expense, and impairments and net loss on sale of long-lived assets. Segment cash flow for rental and management includes interest income TV Azteca, net.

"EBITDA" is defined as operating loss before depreciation and amortization and impairments and net loss on sale of assets plus interest income, TV Azteca, net.

                                                       Q1 2003               Q2 2003             Q3 2003              Q4 2003
                                                    Outlook Ranges       Outlook Ranges      Outlook Ranges        Outlook Ranges
                                                --------------------  ------------------  --------------------  --------------------

Rental and Management Revenue                   $   146  to $   150   $  152  to $  157   $  158  to  $   163    $  164  to  $  170
Rental and Management Cash Flow                      93  to      96       97  to    103      102  to      107       108  to     114
   (Includes Interest Income, TV Azteca, net)

Services Revenue                                     30  to      40       40  to     50       45  to       55        45  to      55
Services Cash Flow                                    2  to       4        3  to      5        4  to        6         4  to       6

Total Revenue                                       176  to     190      192  to    207      203  to      218       209  to     225
Total Cash Flow                                      95  to     100      100  to    108      106  to      113       112  to     120

Corporate Expense                                     6  to       6        6  to      5        6  to        5         6  to       5
Development Expense                                   1  to       1        1  to      1        1  to        1         1  to       1

EBITDA                                               88  to      93       93  to    102       99  to      107       105  to     114

Depreciation and Amortization                        83  to      81       84  to     82       84  to       82        84  to      82

Interest Expense                                     75  to      73       75  to     73       74  to       72        70  to      68

Basic and Diluted Net Loss Per Common Share     $ (0.33) to $ (0.30)  $(0.29) to $(0.24)  $(0.26) to  $ (0.22)   $(0.25) to  $(0.20)
  Before Discontinued Operations

Interest Exp., excluding accretion and deferred
  financing                                     $    62  to $    60   $   58  to $   56   $   56  to  $    54    $   52  to  $   50

Capital Expenditures Incurred                        13  to      20       13  to     19       12  to       18        12  to      18

                                                                       Full Year 2003
                                                                       Outlook Ranges
                                                                  ------------------------
Rental and Management Revenue                                       $ 620  to    $ 640
Rental and Management Cash Flow                                       400  to      420
   (Includes Interest Income, TV Azteca, net)

Services Revenue                                                      160  to      200
Services Cash Flow                                                     13  to       21

Total Revenue                                                         780  to      840
Total Cash Flow                                                       413  to      441

Corporate Expense                                                      24  to       21
Development Expense                                                     4  to        4

EBITDA                                                                385  to      416

Depreciation and Amortization                                         335  to      327

Interest Expense                                                      294  to      286

Basic and Diluted Net Loss Per Common Share                       $ (1.13) to  $ (0.96)
  Before Discontinued Operations

Interest Exp., excluding accretion and deferred financing           $ 228  to    $ 220

Capital Expenditures Incurred                                          50  to       75

Acquisition spending for the year 2003 is expected to be approximately $74 million, all of which is for the NII Holdings transaction, and $24 million of which has been spent as of February 24, 2003.

About EBITDA and Segment Cash Flow

We do not consider EBITDA and segment cash flow as substitutes for other measures of profitability or liquidity determined in accordance with generally accepted accounting principles (GAAP) in the United States, such as operating income or cash flows from operating activities. EBITDA and segment cash flow are not calculated in accordance with GAAP. However, we have included them in this release as additional information because they are commonly used in the communications site industry as a measure of a company's operating performance. More specifically, we believe they can assist in comparing company performances on a consistent basis without regard to depreciation and amortization. Our concern is that depreciation and amortization can vary significantly among companies depending on accounting methods, particularly where acquisitions or non-operating factors including historical cost bases are involved. However, our measure of EBITDA and segment cash flow may not be comparable to similarly titled measures of other companies.

                                       ###